Sponsored Research Agreement

This Sponsored Research Agreement (the "**Agreement**"), effective as of 7/7/19, 2019 (the "**Effective Date**"), is entered into by and among: **RAMBAM MED-TECH LTD.**, a corporation organized and existing under the laws of Israel (PC# 514496587), having its principal offices at Rambam Hospital, Aliya 8 St., P.O.B. 9664, Haifa 3525408, Israel (hereinafter "**RMT**"); and Raphael Pharmaceutical LTD a company formed under the laws of California having an address at Andri Saharov 9, 31905 Haifa ("**Sponsor**"). ISRAEL (PC# 51605J400)

WHEREAS, RMT (also referred in this agreement as "**Institution**") is a company owned by Rambam Medical Center ("**RMC**") and is in charge of the protection, management and commercial exploitation of the intellectual property and know-how of a group of RMC scientists;

WHEREAS, Sponsor wishes to fund a research project to be designed by the Parties and performed by and under the direction of Dr. Igal Louria-Hayon, a faculty member at RMC;

WHEREAS, Dr. Igal Louria-Hayon wish to direct the performance of such research project, in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Sponsor wishes to obtain from RMT certain rights with respect to inventions and other results that may be developed in the performance of research funded by Sponsor hereunder; and

WHEREAS, RMT wish that any invention, intellectual property rights and results conceived or developed in the performance of the research funded by Sponsor hereunder shall vest in, inure to benefit of RMT and RMC, and be in the interest of such entities, the academy and the public in general;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, RMT agrees as follows:

1. **Definitions.**

Whenever used in this Agreement with an initial capital letter, the terms defined in this clause 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1 "**Background IP**" means any IP owned and/or controlled by a Party, or which such Party has the necessary rights to use for or in the Research, and which was conceived or reduced to practice either: prior to the commencement of the Research, or outside the scope of the Research, and which is used or disclosed by such Party in connection with the Research.

1.2 "**Confidential Information**"- as defined in clause 7 below.

1.3 "**Institution**" means RMT.

1.4 "**Intellectual Property (IP)**" means any Confidential Information, know-how, patents, patent applications, copyright, design rights, semiconductor layout rights, rights relating to computer software or to any samples of any materials, and any other industrial or intellectual property rights, whether or not patentable or registrable.

1.5 "**Invention**" means any patentable invention or discovery that is conceived and reduced to practice in the performance of the Research and in direct connection therewith during the Research Period by one or more members of the RMT Team, and excluding any Background IP or

inventions conceived prior to the commencement of the Research Period.

1.6 **"Invoicing Entity"** shall have the meaning ascribed to it in clause 6.8 hereto.

1.7 **"Joint IP"** – the Project IP, to be held by the Parties in accordance with clause 6 hereto.

1.8 **"Net Sales"**: as defined in clause 6.8 hereto.

1.9 **"Patent Rights"** means any patent rights or patent application and all right, title and interest in all design, utility, and letters patent or equivalent rights, which includes any and all rights in or springing from an application for any such patent, and further, including any reissue, renewals, extension, re-examinations division, substitutions, supplementary protection certificates, continuation, patent pending or continuation-in-part applications throughout the world relating to any such patent, now or hereafter existing and any foreign or international equivalent of any of the foregoing.

1.10 **"Principal Investigator"** means each of the RMT Principal Investigator.

1.11 **"Products"** – as defined in clause 6.7 hereto.

1.12 **"Project IP"** means any IP created in the course of or resulting from the Research, including without limitation all Intellectual Property Rights embedded in the Results and the Project Inventions.

1.13 **"Project Patent Rights"** means any Patent Rights that claim any Invention, in each case solely to the extent the claims are directed to the subject matter of such Invention.

1.14 **"Research"** means the research actually conducted during the Research Period by the RMT Team under the direction of the RMT Principal Investigator and under terms of this Agreement.

1.15 **"Research Period"** means a period of twenty-four (44) months commencing on ________ and ending on ______________.

1.16 **"Research Plan"** means the research plan attached hereto as **Exhibit A**, which sets forth the Research to be performed by the RMT Team under the direction of the RMT Principal Investigator during the Research Period and specifies the Background IP to be provided by the Sponsor for the implementation of the Research.

1.17 **"Results"** means all data, materials, compositions, methods, processes, analyses, formulae, information compounds, compositions, substances ,information findings and other results of whatsoever nature or other Intellectual Property Rights generated created, and/or reduced to practice by one or more members of the RMT Team (and/or Sponsor's team, to the extent involved in the Research) in the performance of the Research and in direct connection therewith during the Research Period, but excluding Inventions.

1.18 **"RMT Principal Investigator"** means Dr. Igal Louria-Hayon, or such other principal investigator who may replace him pursuant to clause 2.2.

1.19 **"RMT Team"** means the RMT Principal Investigator and those faculty members, research fellows, students, technicians, scientists and/or other individuals working at RMC under his direction on the Research.

1.20 **"Royalties"** – as defined in clause 6.8 hereto.

2. **Research.**

2.1 **Performance of Research.** RMT shall use reasonable efforts to perform the Research in accordance with the Research Plan; however, RMT makes no warranties or representations regarding success or completion of the Research or the achievement of any particular result. The Parties may in mutual consent amend from time to time the Research Plan subject to requisite approvals. The Sponsor shall not unreasonably withhold its consent to amendments in the Research Plan suggested by the Principal Investigator during the Research.

2.2 **Principal Investigator.** The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. Principal Investigator shall direct the Research performed at RMT. If Principal Investigator ceases to supervise the Research for any reason, RMT will notify Sponsor promptly, and RMT shall endeavor to find a scientist or scientists acceptable to Sponsor, in Sponsor's discretion (which shall not decline reasonable suggestions presented by RMT), to continue the supervision of the Research in place of such Principal Investigator. If RMT is unable to find a replacement scientist or scientists as set forth above, within ninety (90) days after such Principal Investigator ceases to supervise the Research, Sponsor may terminate this Agreement immediately.

3. **Funding.**

3.1 Sponsor agrees to fund the Research according to the Research Plan in a total amount of US $1,400,000. This amount will be paid to RMT in NIS according to the currency rates set by the Bank of Israel that are known on the time of actual payment, plus applicable VAT, in the following 4 equal installments of $350,000:

3.1.1 ________ New Israel Shekels (NIS _________) plus VAT no later than [1st August 2019];

3.1.2 ________ New Israel Shekels (NIS _________) plus VAT no later than [1st August 2020].

3.1.3 ________ New Israel Shekels (NIS _________) plus VAT no later than [1st August 2021.

3.1.4 ________ New Israel Shekels (NIS _________) plus VAT no later than [1st August 2022].

3.2 RMT shall not be obligated to incur costs or expend funds to conduct the Research in excess of the total amount paid by Sponsor under this Agreement.

4. **Reports.** Within thirty (30) days after the end of each twelve month period of the Research Period, the Principal Investigator shall provide Sponsor with a written report summarizing Results obtained during such six month period, which shall be prepared in coordination and cooperation by Principal Investigator.

5. **Title.**

5.1 **Ownership.** The entire right, title and interest in and to all Results, Project Inventions and all Project Patent Rights shall be jointly owned by the Parties, as further set in clause 6 below.

5.2 **Notification.** Each Party shall notify the other , promptly and in writing, of any Invention of which either becomes aware. Both Parties shall treat as confidential and not disclose to any third party the contents of any notice provided under this clause 5.2 that discloses an Invention and shall not use any such information for any purpose other than to exercise its rights under clause 6.

6. **Intellectual Property.**

6.1 Each Party shall remain the owner or authorized user of all its Background IP and nothing in this Agreement, save as specifically provided for herein, shall be deemed to grant impliedly or otherwise, ownership of or rights of use of such Background IP to the other Party. It is agreed by both parties that the sponsored cannabis strains and their extracted oils that are currently in a process of growth and cultivation and that will be in the future applied for IP by the sponsor, are solely owned by the sponsor.

6.2 Each Party will, according to the Research Plan, disclose its Background IP to the other Party solely for use in connection with the Research. In respect of such Background IP which a Party expressly permits may be used under the Research, such Party hereby grants the other Party only a non-exclusive, royalty-free, fully paid-up right to use such Background IP to the extent the same is necessary for the purpose of conducting the Research and for no other purpose.

6.3 Ownership of all Project IP shall be joint, regardless inventorship rights as may be determined in accordance with United States patent law or other applicable law, in equal proportions (50%-50%) ("Sharing Ratio"), (the "**Joint IP**"). Each of the Parties undertakes to sign on any document as may be required to give effect to the aforementioned principle.

6.4 The Parties shall manage the Joint IP in accordance with the following provisions:

6.4.1. The Parties shall appoint one of the Parties to take the lead in the preparation, filing, prosecution and maintenance of the Joint IP, as well as the commercialization of the Joint IP ("**Lead Party**") in accordance with the terms of this Agreement. Absent any other consent, the Lead Party shall be the Sponsor.

6.4.2. The Parties shall jointly determine the filing of any Joint IP. Any patent application of the Joint IP shall be filed in the joint names of RMT and Sponsor as the joint owners thereof.

6.4.3. RMT and RMC may freely use the Joint IP or any party thereof for academic research and to publish such Joint IP, subject only to clause 7 below.

6.4.4. The Lead Party shall provide the other Party:

(a) a copy of any draft of any patent application sufficiently prior to filing to permit the other Party reasonable opportunity to review and make comments thereon;

(b) copies of all substantive communications received from patent offices with respect to such filings; and

(c) copies of all grants or certificates of registration of any such patent application.

6.5 The Parties shall equally bear all expenses regarding the prosecution and perfection of their rights in the Joint IP. The Lead Party shall maintain adequate records showing all expenses incurred including invoices, and present them to the other party at its request.

6.6 The Parties agree to give reasonable assistance in obtaining the IP protection for the Joint IP and in the filing, preparation and prosecution of any patent application filed and will cause to be executed all assignments and other instruments and documents as may be necessary or appropriate.

6.7 The commercialization of the Joint IP shall be governed by the following provisions:

6.7.1. The Sponsor may produce products developed based on the Joint IP or using the Joint IP or any part thereof (**"Products"**) and commercialize such products, subject to the provisions of clause 6.8 hereto, provided that in such production and sale Sponsor adheres with any applicable law and obtains all suitable licenses and approvals for such activities.

6.7.2. Except as expressly mentioned in clause 6.8 below, neither party may sell, lease, license, transfer, convey or otherwise commercialize the Joint IP or any part thereof without the explicit prior written consent of the other Party.

6.8 Sponsor may use the Joint IP to produce products incorporating the Joint IP and to further commercialize such products, either by itself or through its affiliates (Sponsor and its affiliates: **"Invoicing Entities"**). Should Sponsor or its affiliates seek to sell a product containing the joint IP:

6.8.1 Sponsor shall pay RMT a royalty of 6% of Net Sales of any Products (**"Royalties"**) worldwide. **"Net Sales"** shall mean the gross amounts billed and/or invoiced by an Invoicing Entity for sales of Products, less only the following: (i) reasonable and customary deductions of trade discounts and rebates, (ii) credits or allowances credited to third parties for returned, recalled, damaged or destroyed Products, (iii) sales and excise taxes and other taxes paid by an Invoicing Entity, and (vi) transportation, packaging, shipping and handling fees.

6.8.2 In the event a Product is sold for other than cash, the royalty to be paid will be based on the net sales price of a comparable product in arm's length.

6.8.3 In the event that a Product is marketed in combination with any other product and is not separately priced, the earned royalty for such product containing a Joint IP shall be based on its stand-alone price at arm's length.

6.9 If a Party becomes aware of infringement or potential infringement of any Joint IP, that Party shall notify the other Party as soon as possible. The Parties shall fully cooperate and coordinate the enforcement of the Joint IP. If both parties are interested to enforce the Joint IP against a certain infringement, then they shall jointly bear the costs and expenses of the related legal proceedings and equally share the award thereof. If one party elects to abandon such proceeding, then the other party may pursue such proceeding, and such party shall bear the entire expenses of such procedure and receive the entire award thereof.

7. **Confidential Information.**

Sponsor agrees that, without the prior written consent of RMT, during the term of this Agreement, and for seven (7) years thereafter, Sponsor (and any of its affiliates, employees, managers, directors or others working on its behalf) (a) will not disclose Confidential Information to any third party and (b) will not use Confidential Information except for the purpose of development and commercialization of Products under this Agreement, while disclosure to third parties may only be made for these purposes, subject to suitable non-disclosure agreements in a form to be mutually agreed upon between the Parties. Sponsor shall treat such Confidential Information with the same degree of confidentiality as it treats its own confidential and proprietary information, but in all events no less than a reasonable degree of confidentiality. Sponsor may disclose Confidential Information only to employees and consultants of Sponsor who have a need to know such information and who are legally bound to protect the Confidential Information by agreements that impose confidentiality and non-use obligations comparable to those set forth in this Agreement. **"Confidential Information"** shall mean all information designated as confidential or that otherwise should reasonably be construed under the circumstances as being confidential that is disclosed by or on behalf of RMT or any of RMC's faculty members, research fellows, students, technicians, scientists and/or other representatives to Sponsor, or anyone on its behalf, in connection with this Agreement or the Research (including without limitation Results, Reports, the Research Plan and Inventions disclosures), except to the extent that such information: (a) was known to Sponsor at the time it was disclosed, other than by previous disclosure by or on behalf of RMT or anyone from the RMT Team, as evidenced by Sponsor's written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to Sponsor by a third party who is not subject to obligations of confidentiality to RMT or RMC with respect to such information; or (d) is independently developed by Sponsor without the use of or reference to the Confidential Information (or any part thereof), as demonstrated by documentary evidence.

8. **Publications.**

8.1 RMT and Sponsor recognize the freedom of all scientists engaged with RMC to publish and present promptly the results of their research and any other Intellectual Property conceived by RMT or its employees or investigators, in whole or in part and to further conduct academic research on the Joint IP and any part thereof. RMT and Sponsor also recognize that obtaining patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, the Principal Investigator will ensure that each proposed manuscript disclosing Results or other Joint IP which is regarded Confidential Information hereunder shall be submitted to Sponsor at least sixty (60) days prior to submission for publication for the purpose of enabling Sponsor's review for potentially patentable Inventions which are part of the Joint IP.

8.2 If Sponsor has reason to believe that any such manuscript reveals a potentially patentable Invention or Sponsor's Confidential Information, Sponsor shall so notify the Principal Investigator and RMT in writing prior to expiration of the sixty (60) day period specified in clause 8.1. If Sponsor so notifies the Principal Investigator and RMT, the Principal Investigator shall delay publication for the purpose of enabling Sponsor or RMT, as the case may be, to file a patent application until the earliest to occur of: (a) a patent application has been filed with respect to such potentially patentable Invention; (b) RMT and Sponsor have determined that the relevant Invention is not patentable; or (c) ninety (90) days have elapsed from the date of Sponsor's notification under this clause 8.2.

8.3 Any publication disclosing Results will refer to Sponsor as a financial sponsor of the Research. Sponsor will not publish any information and/or any data relating to the Research or to this Agreement, without the prior written consent of RMT.

8.4 No party hereto shall use the other party's/parties' or its affiliates' name(s), logo(s), trademark(s), physical likeness, employee name, owner symbol, or other image in any press release, advertising or other form of publicity without explicit prior written consent of the other party, except as otherwise required by applicable law, and to the extent so required. The provisions of clause 10.4 below shall apply to such publications.

9. **Term and Termination.**

9.1 **Term.** This Agreement shall commence on the Effective Date and shall remain in effect for a period of twenty-four (24) months, unless earlier terminated in accordance with the provisions of this clause 9. *[see survival clauses]*

9.2 **Loss of Principal Investigator.** In the event that Principal Investigator ceases to supervise the Research and RMT fails to identify a substitute acceptable to Sponsor as provided in clause 2.2 above, and unless substituted as set in clause 2.2, Sponsor may terminate this Agreement pursuant to clause 2.2.

9.3 **Termination for Default.** In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving a written demand to cure from the non-breaching party, the non-breaching party may terminate this Agreement immediately upon written notice of termination to the breaching party. If the alleged breach involves nonpayment of any amounts due to RMT under this Agreement, Sponsor shall have only one opportunity to cure. Any subsequent breach of the same nature by Sponsor will entitle RMT to terminate this Agreement immediately upon written notice to Sponsor, without the cure period.

9.4 **Force Majeure.** Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, strike or riot; provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. For purpose of clarity, Force Measure events may not apply to payment obligations.

9.5 **Effect of Termination.** Upon termination of this Agreement other than by RMT due to Sponsor's breach, Sponsor shall pay RMT the entire amount of any financial commitments incurred by RMT prior to termination that cannot be canceled. In the event of termination by RMT due to Sponsor's breach, Sponsor's obligation to fund the Research under clause 3 shall survive termination. Upon termination or expiration of this Agreement, RMT shall retain title to all equipment or material purchased or fabricated by RMT, the Principal Investigator with funds provided by Sponsor.

9.6 **Survival.** The following provisions, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement: Clauses 5, 6 (only concerning Products that were commercialized prior to such termination), 7, 8, 9.5, 9.6, and 10.

10. **Miscellaneous.**

10.1 **Warranty Disclaimer.** RMT MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION: RESULTS; THE PERFORMANCE, CONDITION, ORIGINALITY OR

ACCURACY OF THE RESEARCH; THE AVAILABILITY OF LEGAL PROTECTION FOR INVENTIONS OR ANY OTHER WORK PRODUCT OF THE RESEARCH; OR THE VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS. RMT MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON INFRINGEMENT FOR ANY RESULTS, THE JOINT IP OR ANY PART THEREOF, OR THAT THE USE OF SUCH MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

10.2 **Limitation of Liability.** Except with respect to Sponsor's payment obligations hereunder and its obligations to adhere with any applicable law in the development and commercialization of the Products, and except in respect of breach of confidentiality undertakings, unauthorized sale of joint IP or infringement upon the other Party's Intellectual Property Rights, in respect of which the Parties' respective liability hereunder shall not be limited, none of the Parties will be liable to the other with respect to any subject matter of this Agreement for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services. Except in the event of fraud or malice, under no circumstances shall RMT's aggregate liability for all damages of any kind arising out of or relating to this Agreement or the subject matter thereof exceed the amounts actually paid to RMT under this Agreement. It is clarified herein that, in any event, this Agreement shall not impose any liability on RMC.

10.3 **Indemnity and Hold Harmless**. The Sponsor shall defend, indemnify and hold RMT and/or RMC and their employees, officers and directors (**"Indemnitees"**) harmless from and against any third-party claims and liabilities arising from this Agreement and/or the Research and any action or omission of the Sponsor and others acting on its behalf or which result from the Sponsor's use of any Project IP and/or use of any Confidential Information, including (but not only) any third party's alleged claim that the Joint IP or the use thereof infringes upon such third party's intellectual property rights. Notwithstanding the above, Sponsor's indemnification obligation herein shall not apply to the extent that a claim or liability arises from or as a direct result of willful misconduct of RMT and/or RMC or other Indemnitees acting on their behalf.

RMT undertakes to notify Sponsor in writing, as soon as practicable (without prejudice to the defense against such claim) after RMT becomes aware of any claim relating to the Research for which an Indemnitee may seek indemnification under this clause 10.3. Such notice shall set forth all information known to RMT relating thereto and shall be sent to the Sponsor immediately. RMT shall have full care and control of the claim or proceeding, while updating Sponsor regarding the managing of the claim or proceeding, and it shall allow Sponsor to defend itself using separate legal representation of Sponsor's own choosing, at its expense. RMT shall not settle in such claim or proceeding or admit any fact that might be prejudicial to the defense or rights of Sponsor, without the prior written consent of Sponsor. In addition, if Sponsor assumes defense of a claim with the approval of RMT, then Sponsor shall not settle nor admit any claim or admit a fact that might be prejudicial to the defense or rights of RMC or RMT or the Indemnitees, without the prior written consent of RMT.

10.4 **Use of Names.** Sponsor shall not use name or insignia of RMT or RMC or any adaptation of them, or the name of either Principal Investigator or other researcher(s) of RMT or RMC, in any advertising, promotional or sales literature, including, without limitation, press release and any document(s) employed to obtain funds, without the prior written approval of RMT. This restriction shall not apply to (a) annual or other periodical reports prepared by Sponsor

Parties that the remainder of this Agreement shall not be affected.

10.11 **No Assignment.** This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however that neither party may assign any of its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other. Notwithstanding, RMT and RMC may freely assign their respective rights or obligations hereunder to each other and to any of their affiliates or entities under its control.

10.12 **Entire Agreement.** This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to the same.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

Rambam MedTech Ltd.	Raphael Pharmaceutical **Ltd.**
Rambam Med-Tech Ltd P.O.B 9064 Haifa 31096 Israel 51-4496587	
By: [signature]	By: Shlomo Pilo [signature]
Name: Rucc Atlas Amir Waimur	Name: Shlomo Pilo
Title: CEO	Title: President
Date: 17/7/19 23.7.19	Date: 17/7/19

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

[signature]

Dr. Igal Louria-Hayon

any governmental entity. In addition, the Parties may acknowledge Sponsor's support for the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

10.5 **Research Partially Funded by Grants.** To the extent that any Invention has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Invention is subject to and governed by the terms and conditions of the applicable research grant.

10.6 **Independent Research.** Sponsor will not have the right to direct or control the activities of RMT or the Principal Investigator in performing the Research. RMT and Sponsor shall act hereunder only as independent contractors, and nothing herein contained shall be construed to be inconsistent with that relationship or status.

10.7 **Notices.** Any notices to be given hereunder shall be sufficient if signed by the Party giving same and delivered in one of the following manners: (a) mailed certified mail, return receipt requested; (b) sent by overnight delivery via a nationally recognized courier service; or (c) faxed or emailed to other party if the sender retains evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Sponsor: Raphael Pharmaceutical, LTD
Andrei Saharov 9, 31905
Haifa, Israel
Shlomo Pilo

If to RMT:
RAMBAM MED-TECH LTD., Aliya 8 st., P.O.B. 9664, Haifa 3525408, Israel

By such notice, either Party may change its address for future notices. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight courier shall be deemed given on the date received by such courier, as indicated on the shipping manifest or waybill. Notices sent by fax or electronic mail shall be deemed given on the date of transmission.

10.8 **Modification.** No modification or waiver of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and executed by duly-authorized representatives of both parties. A failure by one of the Parties to this Agreement to assert its rights under, including upon any breach or default of, this Agreement shall not be deemed a waiver of such rights. No such failure or waiver in writing by any one of the Parties hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

10.9 **Governing Law and Jurisdiction.** This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law. The Parties hereby consent to exclusive jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from, or in connection to this Agreement.

10.10 **Severability.** If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the

Exhibit A

The Research Plan

The overall objective of this study is to match effective cannabis extracts that regulated/modulate immune function, specifically, in the case of chronic inflammation in order to optimize treatment for rheumatic diseases.

Research plan

We intend to identify the effects of different cannabis strains on the function of immune cells, specifically on infection regulatory cells *in-vitro* and *in vivo*. Validating the specific cannabinoids extract immunomodulation properties in ex-vivo human rheumatic arthritis models. This will enable us to detect the most effective cannabis extract and cannabinoid profiles for a regulating rheumatic diseases.

Specific Aims:

1. Characterize clinically-used cannabis strains using comprehensive mass-spectrometry based metabolomics.
2. Screening for the immune regulation properties of different cannabis extract on immune cells function and regulation related to the immunopathology in rheumatic diseases.
3. Demonstrate the immune modulation properties of specific cannabis extract on human RA synovial cell cultures.

Project description:

Aim 1. Metabolomics characterization of cannabis strains

In the proposed project we intend to utilize state-of-the-art mass-spectrometry coupled with liquid chromatography (LC-MS) to comprehensively profile the cannabinoid composition for a variety of cannabis strains.

This chemical profiling of cannabis strains will allow us to analyze the specific immune modulatory effects of certain cannabis composition (Aim 2). We will also evaluate how each cannabis composition varies between different batches of the same strain in order to standardize

the use of cannabis for medical applications. The accumulated information on cannabinoid compositions will further enable us to evaluate the potency of new strains (grown in other places in the world), by comparing their cannabinoid composition to those analyzed here in Israel.

Aim 2. Evaluating the immune modulation properties of different cannabis strains

Rheumatic diseases are characterized by inflammation that affects the connecting or supporting structures of the body — most commonly the joints, but also sometimes the tendons, ligaments, bones, and muscles. Some rheumatic diseases even affect the organs. Rheumatic diseases include arthritis, which literally means "joint inflammation" and itself encompasses more than 100 different disorders. Therefore, a major goal for therapies of rheumatic diseases are agent with immune modulation properties on the one hand with the ability to suppress effector autoimmune cells and on the other increase activity of regulatory cells. Cannabinoids are known to have immunomodulatory properties although these affects are not fully elucidated. Hence, the identification and characterization of cannabis strains as well as specific cannabinoids with immune modulatory function is of fundamental relevance to understanding the potential use of cannabis in the treatment of rheumatic diseases. We propose to evaluate the immune regulation properties of different strain of cannabis on different subset of immune cells which will be purified from rodent model of rheumatic diseases. The derived immune cells include CD4, CD8 and CD17 T cells, B cells as well as regulatory cells such as the CD4+CD25+ T cells. For each type of cell, we will evaluate the impact of cannabis on a variety of functions such as cytokines production, proliferation and migration.

***Aim 3. Evaluating the immune modulation properties of cannabis in* human rheumatoid arthritis synovial cell cultures**. After identifying cannabis strains with best potential immune regulation properties, we will evaluate their effect on human derived cells. Synovial cells derived from the joint of rheumatic arthritis patients will be cultured and the effect of cannabis strains on the cells will be analyzed by proliferation capacity, cytokines production and migration.

Summary:

In this work, we aim to elucidate the immune regulation properties of phytocannabinoids in rheumatic diseases. As well as further elucidating the mechanism of action of cannabis. This will allow not only the identification of new drug candidates but also will create the ability to optimize cannabis treatment options for rheumatic patients. Together these options further efforts toward the creation of personalized medicine.

Proposed Budget/per year:

Manpower: 150,000$
Equipment+Supplies: 200,000$
Total: 350,000$+...

- The principle investigator is authorized to decide on changes in the budget of each category in related to the needs of the study.

<u>Studying the anti-inflammatory activities of cannabis extracts in Rheumatoid Arthritis mouse model</u>

Exhibit A-2

"Research Plan" means the research plan attached hereto as **<u>Exhibit A-2</u>**, which sets forth the Research to be performed by the RMT Team under the direction of the RMT Principal Investigator during the Research Period and specifies the Background IP to be provided by the Sponsor for the implementation of the Research.

Exhibit A-2 is an integral part and an expansion of Exhibit A in the Sponsored research agreement signed in Q3 2019 between Raphael Pharmaceuticals and Rambam MedTech and is under all restrictions, obligations, and rights set forth in the agreement. Exhibit A-2 will be budgeted and sponsored by Raphael Pharmaceuticals in addition to the budget and sponsorship set forth in the Sponsored Research Agreement for Exhibit A.

<u>Research Plan</u>

<u>Sceintific Background</u>

Rheumatoid arthritis (RA) is a chronic, systemic, inflammatory disease, primarily in the musculoskeletal system. Pain and inflammation are key symptoms of RA. Treatment presents several challenges, including the progressive and painful nature of the disease and the side effects of current treatments. Thus, there is a need for novel therapeutics and approaches among them the usage of medical cannabis taking advantage of its pain reducing features. Until today, no well-controlled studies have been done investigated how medical cannabis affects pain and inflammation in RA.

Cannabis is not an isolated substance; it contains a plethora of biologically active substances. The most common substances are tetrahydrocannabinol (THC) and cannabidiol (CBD). Today more than 100 cannabinoids are known to be expressed in the plant. In addition to cannabinoids, the plants contain flavanoids and terpenes. This greatly complicates our ability to understand the effects of cannabis on the physiololgy levels because the different substances may have a different (and even contradictory) effect. Therefore, the use of different cannabis varieties with different ingredients may produce different and unexpected results. In the current study, we will examine whether cannabis is a potential treatment for the collagen-induced arthritis (CIA) in an in vivo mouse model.

We will test inflammation markers during the onset of Rheumatoid Arthritis disease with and without treatment with different cannabis strains and investigate the effect the different cannabis strains will have on the inflammatory disease markers. We will compare the effects of cannabis strains with high CBD-concentrations to those with high

THC-concentrations. This will aid to isolate the main effects of the major ingredients CBD and THC. Furthermore, we will conduct a pharmacokinetic analysis of the cannabinoid profile in the mouse blood. To this end, we will expose the mice to a chronic controlled administration of known doses of cannabis from different strains and measure the effect of chronic exposure over time and doses on Rheumatoid Arthritis markers. The information obtained will enable the development of cannabis-based treatment for patients with Rheumatoid Arthritis.

Reaserch Aim:

To obtain a deep understanding on the effect of cannabinoids in RA disease, we will establish a novel *in vivo and Ex-vivo* studies which aim to identify the specific cannabinoids which reduce the disease phenotypes

Specific aims:

1. To identify the cannabinoids which exhibit anti-inflammatory activities in inflammation mouse model.
2. To assess the activity of the cannabinoids in immune cells derived from the inflammation mouse model
3. To identify which cannabinoids' receptors are involved in the inflammatory process in the mouse model

Material and methods

Special equipment

1. BD LSR-II- Digital, 4 laser analyzer- flow cytometer
2. Applied Bioscience- Real-Time PCR 7300
3. Molecular devices- ImageExpressMICRO system

Mice models

1. 100 mice for LPS induced inflammation- C57BL/6 mice (8–10 weeks)
2. 100 mice for Collagen induced arthritis - 100 DBA/1 mice (8–10 weeks)

Reagents and kits

Reagent	Cat #

CellTrace™ Violet Cell Proliferation Kit	C34577
easysep mouse cd8 t cell isolation	19853
RPMI 1640*With L-Glutamine	01-100-1A
Foetal Bovine Serum (FBS)	04-007-1A
Murine IL-2	212-12-5
PE anti-mouse CD3	BLG-100206
CD8-alpha (D4W2Z) XP® Rabbit mAb (Mouse Specific)	CST-98941S
APC anti-mouse CD8a	BLG-100712
anti- INFγ	XMG1.2
Hyaluronidase	H6254
COLLAGENASE	C5138
deoxyribonuclease I type IV from bovine	d5025
Fast SYBR® Green Master Mix	AB-4385612
Genejet rna purification kit / 50 preps	AB-PCR-reagents, K0731
Kit, High Capacity cDNA RT (200 Rxns) / PC	AB-4368814
Optical 96-Well Fast Thermal Cycling Plate with barcode 20/Pkg	AB-4346906
MicroAmp® Optical Adhesive Film/25 un	AB-4360954
1 - DNAfree 50 rxns / PC	AB-AM1906
primers	
WATER ULTRAPURE 100ML-HDPE	2321773100
total RNA kit 50	7326820
Millicell Hanging Cell Culture Insert, PET 3um, 24-well, 48/pk	MCSP24H48
Tip Filter 10ul for Gilson P-10 on Rack	60-771288
Tip Filter Clear 20ul on Rack 96/case 60-774288	60-774288

Product name	Details	Manu factor cat #
Annexin binding Buffer	For flow cytometry analysis	BioVision 1006-100
Annexin V B- FITC reagent	Phosphatidylserine stain	BioVision 1006-200
Bio-Rad protein assay	To determine protein concentration	Bio-Rad laboratories 500-0006
Bovine Serum Albumin (BSA)	Membrane blocking	Sigma A7906-100G
cDNA Qscript synthesis kit	Reverse Transcription	Quanta 95047-100
Chloroform	RNA extraction	Macron
CID 16020046	GPR55 antagonist	TOCRIS 4959
Dharmacon DharmaFECT	Transfection reagent (SiRNA)	Dharmacon T-2001-03
DMEM	Tissue culture medium	Sigma D5796
DNAse I	Avoiding DNA contamination in RNA samples	Quanta 95150-01k
Fetal Bovine serum-FBS	Tissue culture serum	Biological industries 04-007-1A
Heochest	Nuclei staining	Life technologies H3570
NucView 488 Caspae-3 substrate	Caspase 3 substrat for apoptosis tests	Biotium 10403
paraformaldehyde-PFA	Cell fixation	
Propidium iodide	Dead cell stain	SIGMA P4864
Protease Inhibitor Cocktail Set III	inhibit the function of proteases	Calbiochem MBS539134
Protein Ladder PageRuler Plus Prestained 10-250kDa	Marker for Western Blot	PIERCE PIR-26619
ReBlot Plus Strong Solution	Stripping reagent	Merck MM2504
Red Load Taq Master x 5	contains all reagents required for PCR except template and primer	QIAGEN
RIPA Lysis Buffer	Cell lyses	Sigma
Rneasy Mini Kit	RA extraction and purification	QIAGEN 74104
RPMI	Tissue culture medium	SIGMA R8758
Serum-normal donkey	CytoImmunofluorescence's blocking	Jackson 017-000-121
siRNA SMART POOL: ON-TARGET	RNA knock down (CNR1)	Dharmacon L002000-00-0005

Budget

Materials and Reagents which mentioned above: 35,000 $

Mice: 25,000 $

Researchers: 30,000 $

Office aquipment/conferences/publications: 10,000$

Overhead: 20,000$

The Total coast: 120,000$+17%VAT

- The principal investigator is authorized to decide on changes in the budget of each category in related to the needs of the study.

  Payment Schedule:
  Raphael Pharmaceuticals will pay the budget mount in 2 equal lump sums $60,000 +VAT each. The first sum will be paid to Rambam MedTech on January 5th 2021. The second lump sum will be paid in March 5th 2021.
  Payment will be done in NIS according to the Bank of Israel exchange rate on the day of payment. The sum includes an overhead payment to Rambam MedTech of $10,000 each +VAT.

Rambam MedTech Ltd.

Rambam Med-Tech Ltd
P.O.B 9664 Haifa 31096 Israel
514496587

By: ______________

Name: Rocc Atlas

Title: CEO

Date: 29/10/20

Raphael Pharmaceuticals Ltd.

By: ______________

Name: Shlomo Pilo

Title: CEO / president

Date: 28/10/2020

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms.

Igal Louria-Hayon, PhD
Scientific Director
Medical Cannabis Research
& Innovation Center
Rambam Health Care Campus

Dr. Igal Louria-Hayon

Exhibit A-3 140221

"Research Plan" means the research plan attached hereto as **Exhibit A-3**, which sets forth the Research to be performed by the RMT Team under the direction of the RMT Principal Investigator during the Research Period and specifies the Background IP to be provided by the Sponsor for the implementation of the Research.
Exhibit A-3 is an integral part and an expansion of Exhibit A in the Sponsored research agreement signed in Q3 2019 between Raphael Pharmaceuticals and Rambam MedTech and is under all restrictions, obligations, and rights set forth in the agreement. Exhibit A-3 will be budgeted and sponsored by Raphael Pharmaceuticals in addition to the budget and sponsorship set forth in the Sponsored research agreement for Exhibit A.

Studying the effect of cannabis extracts on the immunopathology of COVID-19 disease in ex-vivo and in-vivo mouse model

Research Plan

Sceintific Background

The ongoing pandemic coronavirus disease 19 (COVID-19) caused by the Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV2) is a matter of global concern. Severe disease in a subset of patients may be driven by cytokine storm. The two previously reported coronavirus epidemics SARS and Middle East Respiratory Syndrome (MERS) share similar pathogenetic, epidemiological and clinical features as COVID-19. As little is currently known about SARS-CoV2, it is likely that lessons learned from these major epidemics can be applied to the new pandemic, including the use of novel immunosuppressive drugs. SARS-CoV2 causes fatal human respiratory disease. Most patients who die of COVID-19 develop acute respiratory distress syndrome (ARDS). Fundamental to ARDS is the acute onset of lung inflammation, which is intimately tied to monocyte/macrophage and T cells function. Lung macrophages are highly plastic and heterogeneous cells that are resident in the lung interstitium and alveoli or recruited upon inflammatory stimuli. Inflammatory monocytes and resident tissue macrophages play critical roles in initiating and maintaining inflammation. During the course of a SARS-CoV2 infection, a marked elevation of the concentration of proinflammatory serum cytokines including CXCL10 (IP-10), CCL2 (MCP-1), IL-6, TNF alph and CXCL8 (IL-8) was evident. The induction of a cytokine storm is the root cause of the pathogenic inflammation in COVID-19. Therefore, the modulation of involved cytokines

may serve as a potential therapeutic approach for the prevention of COVID-19 related hyperinflammation.

Cannabinoids and phytocannabinoids as anti-inflammatory agents

Recently, the therapeutic potential of phytocannabinoids, the unique active compounds of the *Cannabis* plant, has been discovered in the area of immunology. Phytocannabinoids represent a group of C21 or C22 (for the carboxylated forms) terpenophenolic compounds predominantly produced in the *Cannabis* plant. More than 120 different phytocannabinoids have been reported in the literature and are generally categorized into 10 subclasses . Most of the biological properties related to phytocannabinoids rely on their interactions with the endocannabinoid system (ECS) in humans. Up until the last decade the ECS was defined as the ensemble of two GPCR cannabinoid receptors (CB1R and CB2R) and their two most studied endogenous ligands endocannabinoids, anandamide and 2-Arachidonoylglycerol (2-AG). Today, additional endocannabinoid receptors, biosynthesizing and degrading enzymes, have been recognized as part of the ECS. Cannabinoids have been largely characterized for their action on the immune system compartment and were tested in several *in vitro* and *in vivo* disease models for inflammation. Most interestingly, in a lung inflammatory murine model, cannabidiol (CBD) reduced the migration of neutrophils, macrophages and lymphocytes into the lung and decreased the production of the pro-inflammatory cytokines TNFα, IL-6 and the chemokine MCP1 in the bronchoalveolar lavage fluid. Other compounds in cannabis have been poorly studied in regard to their potential immunosuppressive effects. Overall, the multiple anti-inflammatory effects on various immune cell types together with the vast number of phytocannabinoids and the different ratios of cannabinoids in different cannabis strains makes the cannabis plant a complex matrix with a great anti-inflammatory therapeutic potential.

Research objectives

The overall objective of this study is to match effective cannabis extracts that modulate the immune function and immune cell communication, specifically, in the case of hyperinflammation and cytokine storm in order to optimize treatment for coronaviruses-induced diseases. Cannabinoids are known to have immunomodulatory properties although these affects are not fully elucidated yet. Hence, the identification and characterization of cannabis strains as well as specific cannabinoids with immune modulatory function is of fundamental relevance for the detailed understanding of the potential use of cannabis in the

treatment of Covid-19 disease. We propose to base our experiments on the data derived from Dr. Igal Louria-Hayon Study (Helsinki # 0442-20-RMB) on the evaluatation of the immune regulation properties of different strains of cannabis on different subsets of immune cells, which were purified from human Covid-19 patients (Helsinki # 0442-20-RMB). The derived immune cells include macrophages, Neutrophils, $CD4^+$, $CD8^+$ and leukocytes cells. For each type of cell, we evaluated the impact of cannabis on a variety of cell functions such as cytokine production, proliferation and migration. In addition, based on Dr. Igal Louria-Hayon results on cannabinoid receptors study (Helsinki # 0331-20-RMB), we will analyze the activation of cannabinoid receptors, in order to peruse the mechanism by which cannabinoids regulate the complex signaling network during inflammation.

In this work, we aim to elucidate the mechanism of action of cannabinoids derived from Raphael Pharmaceutical cannabis strains, in relation to COVID-19 hyperinflammation, which leads to acute respiratory disease. This will allow not only the identification of new drug candidates but will create the ability to optimize cannabis treatment for Covid-19 patients, too.

1. **Research design & methods**

To date very little is known about the machinery of cannabinoids' action on the immune system. To address this issue, we treated human-derived macrophages, Neutrophils and Leukocytes with LPS or CD3 and CD28 (Helsinki # 0442-20-RMB) to induce the production of cytokines. This *invitro* system gave us the ability to screen and identify a specific non-psychoactive strain (CAN1) owned by Raphael Pharmaceutical Inc. which presents anti-inflammatory activities. Most interesting our data show that: (a) CAN1 reduces the secretion of the pro-inflammatory cytokines TNFα, IFN Gammaa and IL-6 (b) CAN1 increases the secretion of the anti-inflammatory cytokine IL-10 and (c) CAN1 reduces the pro-inflammatory chemokine IL-8. In addition, we have established a system to evaluate the expression levels of ten cannabinoid receptors and revealed differential expression levels during differentiation and stimulation.

To continue our investigation on the role of cannabinoids in the regulation of immune activities during coronavirus-related inflammation, we plan to investigate the following aims both ex vivo and in vivo systems.

Specific aims:

1. To identify the cannabinoids which exhibit anti-inflammatory activities in acute inflammation mouse model.
2. To assess the activity of the cannabinoids in immune cells derived from the acute inflammation mouse model
3. To identify which cannabinoids' receptors are involved in the acute inflammatory process in the mouse model

We suggest that our strategy to investigate the response of ex-vivo immune cells to cannabis extract together with the analysis of the *in-vivo* model for acute inflammation, will allow us to identify the medical cannabis extracts, which may be potential candidates to treat patients with coronavirus hyperinflammatory syndrome.

Special equipment

1. BD LSR-II- Digital, 4 laser analyzer- flow cytometer
2. Applied Bioscience- Real-Time PCR 7300
3. Molecular devices- ImageExpressMICRO system

Mice models

300 mice for LPS induced acute inflammation- C57BL/6 mice (8–10 weeks)

Reagents and kits

Reagent	Cat #

CellTrace™ Violet Cell Proliferation Kit	C34577
easysep mouse cd8 t cell isolation	19853
RPMI 1640*With L-Glutamine	01-100-1A
Foetal Bovine Serum (FBS)	04-007-1A
Murine IL-2	212-12-5
PE anti-mouse CD3	BLG-100206
CD8-alpha (D4W2Z) XP® Rabbit mAb (Mouse Specific)	CST-98941S
APC anti-mouse CD8a	BLG-100712
anti- INFγ	XMG1.2
Hyaluronidase	H6254
COLLAGENASE	C5138
deoxyribonuclease I type IV from bovine	d5025
Fast SYBR® Green Master Mix	AB-4385612
Genejet rna purification kit / 50 preps	AB-PCR-reagents, K0731
Kit, High Capacity cDNA RT (200 Rxns) / PC	AB-4368814
Optical 96-Well Fast Thermal Cycling Plate with barcode 20/Pkg	AB-4346906
MicroAmp® Optical Adhesive Film/25 un	AB-4360954
1 - DNAfree 50 rxns / PC	AB-AM1906
primers	
WATER ULTRAPURE 100ML-HDPE	2321773100
total RNA kit 50	7326820
Millicell Hanging Cell Culture Insert, PET 3um, 24-well, 48/pk	MCSP24H48
Tip Filter 10ul for Gilson P-10 on Rack	60-771288
Tip Filter Clear 20ul on Rack 96/case 60-774288	60-774288

Product name	Details	Manu factor cat #
Annexin binding Buffer	For flow cytometry analysis	BioVision 1006-100
Annexin V B- FITC reagent	Phosphatidylserine stain	BioVision 1006-200
Bio-Rad protein assay	To determine protein concentration	Bio-Rad laboratories 500-0006
Bovine Serum Albumin (BSA)	Membrane blocking	Sigma A7906-100G
cDNA Qscript synthesis kit	Reverse Transcription	Quanta 95047-100
Chloroform	RNA extraction	Macron
CID 16020046	GPR55 antagonist	TOCRIS 4959
Dharmacon DharmaFECT	Transfection reagent (SiRNA)	Dharmacon T-2001-03
DMEM	Tissue culture medium	Sigma D5796
DNAse I	Avoiding DNA contamination in RNA samples	Quanta 95150-01k
Fetal Bovine serum-FBS	Tissue culture serum	Biological industries 04-007-1A
Heochest	Nuclei staining	Life technologies H3570
NucView 488 Caspae-3 substrate	Caspase 3 substrat for apoptosis tests	Biotium 10403
paraformaldehyde-PFA	Cell fixation	
Propidium iodide	Dead cell stain	SIGMA P4864
Protease Inhibitor Cocktail Set III	inhibit the function of proteases	Calbiochem MBS539134
Protein Ladder PageRuler Plus Prestained 10-250kDa	Marker for Western Blot	PIERCE PIR-26619
ReBlot Plus Strong Solution	Stripping reagent	Merck MM2504
Red Load Taq Master x 5	contains all reagents required for PCR except template and primer	QIAGEN
RIPA Lysis Buffer	Cell lyses	Sigma
Rneasy Mini Kit	RA extraction and purification	QIAGEN 74104
RPMI	Tissue culture medium	SIGMA R8758
Serum-normal donkey	CytoImmunofluorescence's blocking	Jackson 017-000-121
siRNA SMART POOL: ON-TARGET	RNA knock down (CNR1)	Dharmacon L002000-00-0005

Budget

Materials and Reagents which mentioned above: 35,000 $
Mice: 10,000 $
Manpower: PhD Researchers: 50,000 $

Office equipment/conferences/publications: 5,000$
Research cost: 100,000$
Overhead: 20,000$
Total cost: 120,000$

- **The principal investigator is authorized to decide on changes in the budget of each category in related to the needs of the study.**

Payment Schedule:
Raphael Pharmaceuticals will pay the budget mount in 2 equal lump sums $60,000 each. The first sum will be paid to Rambam MedTech on May 5th 2021. The second lump sum will be paid in July 5th 2021.
Payment will be done in NIS according to the Bank of Israel exchange rate on the day of payment. The sum includes an overhead payment to Rmbam MedTech of 20%.

Lead Researcher of Rambam:
Dr. Igal Louria-Hayon
Igal Louria-Hayon, PhD
Scientific Director
Medical Cannabis Research
& Innovation Center
Rambam Health Care Campus

Raphael Pharmaceuticals Ltd.
By: Shlomo Pilo
Title: CEO/President
Date: 15/2/2021

Rambam MedTech Ltd.
By: Roee Atlas
Rambam Med-Tech Ltd
P.O.B 9664 Haifa 31096 Israel
51-4496587
Title: _Roee Atlas
Date: _140221